Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANK ANNOUNCES ACQUISITION of

ONE GEORGIA BANK and HIGH TRUST BANK

July 15, 2011

AMERIS BANK (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today a definitive agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume the deposits and certain assets of One Georgia Bank, a full-service bank with one location in Midtown Atlanta, Georgia, and also to assume the deposits and certain assets of High Trust Bank, a full-service bank with a main office in Stockbridge and a branch location in Leary, Georgia. The Georgia Department of Banking & Finance declared One Georgia Bank in Atlanta, and High Trust Bank, headquartered in Stockbridge closed today and appointed the FDIC as receiver for both financial institutions. The FDIC entered into a loss-share transaction and sold the assets and deposit liabilities of One Georgia Bank and High Trust Bank to Ameris Bank.

All of the branches of High Trust Bank and the one branch of One Georgia Bank will reopen as branches of Ameris Bank at their next regularly scheduled time on either Saturday, July 16, 2011 or Monday, July 18, 2011. All depositors of both banks will automatically become depositors of Ameris Bank, and all deposits will continue to be insured by the FDIC. With these acquisitions, Ameris Bank will now operate 62 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., CEO commented, “We appreciate the opportunity to welcome customers and employees of both One Georgia Bank and High Trust Bank to the Ameris Bank family. Customers can be confident that their deposits are safe and readily accessible. Ameris Bank has supported the financial needs of local communities since 1971.”

As a result of the One Georgia Bank acquisition, Ameris Bank will assume approximately $160.7 million in total deposits and $131.7 million in total loans. Approximately $171.0 million in total deposits and $136.9 million in total loans will be assumed as a result of the High Trust Bank acquisition. Substantially all of the loans and all of the OREO purchased from the FDIC are covered under loss-sharing agreements that afford the Company significant protection from losses.

Ameris Bank is a wholly-owned subsidiary of Ameris Bancorp, headquartered in Moultrie, Georgia. For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements”

within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.